Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK CHIEF FINANCIAL OFFICER TO RETIRE

Mark J. Stockslager Named Interim CFO

ATLANTA, Georgia (November 8, 2006). SunLink Health Systems, Inc. (AMEX:SSY) today announced that J. T. Morris has announced his retirement effective December 31, 2006 and has stepped down as chief financial officer, effective immediately. Mark J. Stockslager, the Company’s principal accounting officer and controller will assume the role of interim CFO.

“Mr. Morris has been a valuable member of the SunLink team since 2001 and was instrumental in the transformation of Krug International Corp. into today’s SunLink Health Systems,” said Robert M. Thornton, Jr., chairman of the Board of Directors. “On behalf of our entire board and all of our employees, I want to thank Pete for his significant contributions to SunLink and wish him success in his future endeavors.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to delivery quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the Company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.